Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa to Appoint Peter T. Kong as Chairman of the Board of Directors Upon Garrett Pierce’s Planned Retirement

SINGAPORE - September 15, 2020 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), today announced the planned retirement of Garrett E. Pierce from the Board and as Chairman of the Board on September 30, 2020 having reached the Company’s mandatory retirement age. Peter T. Kong who has served as a Director for K&S since February 2014 will be appointed Chairman of the Board effective October 1, 2020.
Mr. Pierce has served as a Director to K&S since November 2005 and served as Chairman of the Board of Directors since September 2014 and prior to that date as Chairman of the Audit Committee. “Garrett’s personal dedication combined with his deep-rooted experience has enhanced the Company’s ability to create and deliver value to shareholders. On behalf of the Board and the Company, I thank Garrett for his immense contributions over the past 15 years,” stated Mr. Kong.
Mr. Pierce stated, “During the past few years, K&S evolved into a much more diversified company with many new technologically advanced high-growth products in its pipeline. I am confident that under Peter Kong, President & CEO Fusen Chen and the management team’s leadership, K&S has an extremely bright future.”
Mr. Kong served as President of the Global Components Business of Arrow Asia Pacific from May 2009 to December 2013 as well as holding many other leadership positions within Arrow from 2006. Before Arrow, he served as the President of Asia Pacific Operations at Lear Corp from 1998 to 2006.
Mr. Kong holds a master's degree in Business Administration from the University of Toronto, a master's degree in Chemical Engineering from the University of Wisconsin, and a bachelor's degree in Chemical Engineering from Washington State University.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future (www.kns.com).

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Investor Relations
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com

2